UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 9, 2008

US DATAWORKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-15835	84-1290152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Sugar Creek Blvd., 5th Floor Sugar Land, Texas	77478
(Address of principal executive offices)	(Zip Code)

(281) 504-8000

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01.	Other Event.

On July 29, 2008, US Dataworks, Inc. (the “Company”) reported that it had received a notice from the NYSE Alternext US (formerly the American Stock Exchange) (the “Exchange”) notifying the Company that, based on the Company’s Form 10-KSB for the year ended March 31, 2008, the Company is not in compliance with certain continued listing standards of the Exchange Company Guide in that the Company’s stockholders’ equity is less than $4,000,000 and it had losses from continuing operations and net losses in three of its four most recent fiscal years (Section 1003(a)(ii)) and because its stockholders’ equity is less than $6,000,000 and the Company had losses from continuing operations and net losses in its five most recent fiscal years (Section 1003(a)(iii)). The Company was afforded the opportunity to submit a plan to the Exchange advising the Exchange of action it has taken, or will take, to bring it in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide within a maximum of 18 months from July 23, 2008 (the “Plan”). On August 27, 2008, the Company submitted the Plan to the Exchange.

On October 9, 2008, the Exchange notified the Company that it accepted the Plan and that the Company has until January 22, 2010 to regain compliance with the continued listing standards. The Company will be subject to periodic review by the Exchange staff during this period. Failure to make progress consistent with the Plan or to regain or maintain compliance with the continued listing standards by the end of this period could result in the Company being delisted from the Exchange.

A copy of the press release relating to the notice described above is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 15, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2008
US DATAWORKS, INC.

	By:	/s/ Charles E. Ramey
Charles E. Ramey
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release date October 15, 2008.